Exhibit 10.5

December 15, 2023

TREES Corporation

215 Union Boulevard, Suite 415

Lakewood, CO 80228

Re:	TCM Tactical Opportunities Fund II LP — M&A Financing

Dear Sir/Madam:

Reference is made to those certain Amended and Restated Senior Secured Convertible Promissory Notes of even date herewith by and among TCM Tactical Opportunities Fund II LP, TREES Corporation (the “Company”), and certain other investors (the “Amended Notes”). As a condition to the Company issuing the Amended Notes, TCM and/or its affiliates or assigns hereby agree and covenant, subject to agreement on terms and conditions, that they will provide up to $500,000 in funding to the Company for future potential acquisitions (“M&A Financing”).

In respect thereof, the Company shall notify TCM prior to execution of any letter of intent in which the Company wishes to seek M&A Financing (“Potential Transaction”). If TCM and the Company agree to move forward with a Potential Transaction, and subject to agreement on terms and conditions for the M&A Financing, upon signing of the letter of intent, TCM shall, among other things, place in reserve the M&A Financing; work with the Company, as requested, to structure the Potential Transaction; and provide a commitment or ‘proof of funds’ letter to the prospective acquisition target. It is the intention of the parties that any M&A Financing be consummated on or prior to the one-year anniversary of the closing of the Amended Notes.

Nothing in this letter or otherwise shall prohibit or prevent the Company from entering into any transaction in its sole and absolute discretion without any consent or involvement of TCM if the Company is not seeking M&A Financing in connection therewith.

Very truly yours,

TCM Tactical Opportunities Fund II LP

By:	/s/ Peter Troob
Peter Troob
Managing Partner

Troob Capital Management

777 Westchester Avenue, Suite 203

White Plains, NY 10604

info@troobcapital.com